Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2014, with respect to the combined consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Diamondback Energy, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 14, 2014